As filed with the Securities and Exchange Commission on June 30, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FORTIVE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	47-5654583
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6920 Seaway Blvd

Everett, WA 98203

(Address of principal executive offices) (Zip code)

FORTIVE CORPORATION EXECUTIVE DEFERRED INCENTIVE PLAN

(Full title of the plan)

Copy to:

Peter C. Underwood Senior Vice President, General Counsel and Secretary Fortive Corporation 6920 Seaway Blvd Everett, WA 98203 (425) 446-5000 (Name, address and telephone number of agent for service)	Thomas W. Greenberg, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-7886

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations (1)	$100,000,000 (2)	100%	$100,000,000(2)	$10,070
Common Stock, $.01 par value (3)	2,000,000(4)(5) shares	$46.775(4)	$93,550,000(4)	$9,420.49

(1)	The Deferred Compensation Obligations registered in this Registration Statement on Form S-8 (the “Registration Statement”) are unsecured obligations of Fortive Corporation (the “Registrant”) to pay deferred compensation in the future in accordance with the terms of the Fortive Corporation Executive Deferred Incentive Plan (the “Plan”).
(2)	Calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee, based on an estimated amount of $100,000,000 Deferred Compensation Obligations to be offered under the Plan.
(3)	Represents the shares of Common Stock, par value $0.01 per share, of Registrant to be distributed by the Registrant pursuant to its obligations under the Plan.
(4)	Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based on the average of the high and low prices of the Common Stock on June 24, 2016 in the “when-issued” trading market as reported on the New York Stock Exchange.
(5)	Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers additional shares of Common Stock that may become issuable under the above-named plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Fortive Corporation (the “Registrant,” “Fortive,” “us,” “our,” or “we”) with the U.S. Securities and Exchange Commission (the “Commission”) for the purpose of registering $100,000,000 of deferred compensation obligations for issuance pursuant to the Fortive Corporation Executive Deferred Incentive Plan (the “Plan”) and 2,000,000 shares of Fortive’s Common Stock, $0.01 par value per share (the “Common Stock”), to be issued pursuant to the Plan.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees and other participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item. 3. Incorporation of Documents by Reference

The following documents filed by us with the Commission (File Number 001-37654) are hereby incorporated by reference into this Registration Statement:

(a)	Our Registration Statement on Form 10 initially filed on December 3, 2015, as amended by Amendment No. 1 on March 4, 2016, Amendment No. 2 on April 7, 2016 and Amendment No. 3 on May 5, 2016, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	Our Current Reports on Form 8-K filed on June 1, 2016, June 7, 2016, June 9, 2016, June 15, 2016 and June 21, 2016 (except, with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed); and

(c)	The description of our Common Stock contained in our Information Statement filed as Exhibit 99.1 to the Registration Statement on Form 10 dated May 5, 2016, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

The Plan is a non-qualified, unfunded deferred compensation program for selected management employees of Fortive and its subsidiaries. Under the Plan, each eligible employee will be provided the opportunity to make a deferral election with respect to up to 85% of his or her salary and/or up to 85% of his or her non-equity incentive compensation with respect to a given plan year. All amounts deferred under the Plan are unfunded and unsecured obligations of Fortive, receive no preferential standing and are subject to the same risks as any of Fortive’s other general obligations.

Notional earnings on amounts deferred under the Plan are credited to participant accounts based on the market rate of return of the applicable benchmark investment alternatives offered under the Plan, which are generally the same as the investment alternatives offered under Fortive’s Retirement Savings Plan and Union Retirement Savings Plan. Each participant allocates the amounts he or she voluntarily defers among the available investment alternatives. Participants may change their allocations at any time, provided that any portion of a participant’s account that is subject to the Fortive Common Stock investment alternative must remain allocated to that investment alternative until the account is distributed to the participant.

In addition, as of January 1 of each plan year (or in the case of a new participant, on a pro rata basis as of such later date during the year when the person begins participating in the Plan), Fortive credits to the account of each participant an amount equal to the product of (i) the sum of the participant’s base salary and target bonus as of the end of the prior year; and (ii) a specified percentage determined by the Plan administrator that is based on the participant’s years of participation in the Plan. The Fortive Common Stock investment alternative applies to all amounts that Fortive credits to a participant’s account.

In general, a participant may not receive a distribution of his or her vested account balance under the Plan until after his or her employment with Fortive terminates. A participant that is not 100% vested in the Fortive contributions that have been made to his or her account receives his or her vested account balance under the Plan in a lump sum six months following termination from the Plan. A participant that is 100% vested in the Fortive contributions that have been made to his or her account may generally elect to receive distributions from his or her account under the Plan in either a lump sum or annual installments over two, five or ten years (with payments beginning as early as immediately after termination for amounts vested as of December 31, 2004, or six months, one year or two years following termination, at the participant’s election, for other vested amounts). Whether a participant elects to receive distributions in a lump sum or in annual installments, he or she may elect to receive his or her distribution in cash, shares of Fortive Common Stock or a combination of cash and shares of Fortive Common Stock; provided that all balances subject to the Fortive Common Stock investment alternative must be distributed in shares of Fortive Common Stock.

Item 5. Interests of Named Expert and Counsel

The validity of the securities has been passed upon by Daniel B. Kim, our Associate General Counsel. Mr. Kim will be eligible to participate in the Plan.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify any person who is or has been a director, officer, employee or agent of the corporation or who is or has been serving as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at the request of the corporation, against expenses (including attorneys’ fees), judgments, fines, penalties, and amounts paid in settlement actually and reasonably incurred in connection with any civil, criminal, administrative or investigative action, suit or proceeding (other than an action by or in the right of the corporation) in which such person is involved by reason of the fact that he or she served or is serving in these capacities, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. In the case of an action or suit made or brought by or in the right of the corporation to procure a judgment in its favor, the corporation shall not indemnify such person in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, except for such expenses as the court may allow. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Pursuant to Article VII of its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Article VII of its Amended and Restated Bylaws (the “Bylaws”), the Registrant will indemnify and hold harmless directors and officers who were or are made or are threatened to be made a party or are otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the fullest extent permitted by applicable law as it presently exists or is amended.

The Registrant has entered into agreements with directors and officers requiring it to indemnify such persons to the fullest extent permitted by the Bylaws. The Registrant also maintains insurance coverage relating to certain liabilities of directors and officers.

The foregoing is only a general summary of certain aspects of the DGCL and our Certificate of Incorporation and Bylaws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified entirely by reference to the detailed provisions of those sections of the DGCL referenced above and our Certificate of Incorporation and Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable

Item 8. Exhibits

The following exhibits are filed with this Registration Statement:

Exhibit Number	Description

3.1	Form of Amended and Restated Certificate of Incorporation of Fortive Corporation (incorporated by reference to Exhibit 3.1 of Amendment No. 3 to Fortive’s Registration Statement on Form 10 filed on May 5, 2016).

3.2	Form of Amended and Restated Bylaws of Fortive Corporation (incorporated by reference to Exhibit 3.2 of Amendment No. 3 to Fortive’s Registration Statement on Form 10 filed on May 5, 2016).

4.1	Fortive Corporation Executive Deferred Incentive Plan (incorporated by reference to Exhibit 10.10 of Fortive’s Current Report on Form 8-K filed on June 1, 2016).

5.1	Opinion of Counsel.*

23.1	Consent of Ernst & Young LLP, an independent registered public accounting firm.*

23.2	Consent of Counsel (included in Exhibit 5.1).*

24.1	Power of Attorney (included on the signature pages of this Registration Statement).*

*	Filed herewith.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Everett, Washington, on this 30th day of June, 2016.

FORTIVE CORPORATION

By:	/s/ James A. Lico
James A. Lico
President and Chief Executive Officer
(Principal Executive Officer and
Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints James A. Lico, his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement was signed by the following persons in the capacities and on the dates stated:

/s/ Daniel L. Comas	Director	June 30, 2016
Daniel L. Comas

/s/ Israel Ruiz	Director	June 30, 2016
Israel Ruiz

Index to Exhibits

Exhibit Number	Description

3.1	Form of Amended and Restated Certificate of Incorporation of Fortive Corporation (incorporated by reference to Exhibit 3.1 of Amendment No. 3 to Fortive’s Registration Statement on Form 10 filed on May 5, 2016).

3.2	Form of Amended and Restated Bylaws of Fortive Corporation (incorporated by reference to Exhibit 3.2 of Amendment No. 3 to Fortive’s Registration Statement on Form 10 filed on May 5, 2016).

4.1	Fortive Corporation 2016 Executive Deferred Incentive Plan (incorporated by reference to Exhibit 10.10 of Fortive’s Current Report on Form 8-K filed on June 1, 2016).

5.1	Opinion of Counsel.*

23.1	Consent of Ernst & Young LLP, an independent registered public accounting firm.*

23.2	Consent of Counsel (included in Exhibit 5.1).*

24.1	Power of Attorney (included on the signature pages of this Registration Statement).*

*	Filed herewith.